Exhibit 99.1


Reliance Steel & Aluminum Co. Declares 2-for-1 Stock Split and 20% Increase in Cash Dividend

    LOS ANGELES--(BUSINESS WIRE)--May 18, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) announced today that on May 17, 2006, its Board of Directors declared a two-for-one stock split, in the form of a 100% stock dividend on the Company's common stock and a 20% increase in the dividend rate. The common stock split will be effected by issuing one additional share of common stock for each share held by shareholders of record on July 5, 2006. The additional shares will be distributed on July 19, 2006.
    Beginning with the 2006 third quarter dividend payment, the Company's regular quarterly cash dividend will be adjusted to $.06 per share of common stock, representing a 20% increase over the current rate of $.05 per share, after giving effect to the two-for-one stock split. Reliance's total common shares outstanding will increase from approximately 37.6 million to 75.2 million. The Company has paid regular quarterly dividend payments for 46 consecutive years.
    David H. Hannah, Chief Executive Officer of Reliance, said, "We are pleased to announce our first two-for-one stock split since our IPO in 1994. We previously completed three-for-two stock splits in 1997 and 1999. Our record-breaking 2005 fiscal year and 2006 first quarter financial results have enabled us to continue to increase our dividend payments. We are committed to increasing shareholder value and believe that this stock split and related dividend rate increase will create a more favorable environment in terms of trading volume, liquidity and marketability of our common stock that should prove attractive to investors."
    Upon the closing of the Earle M. Jorgensen Company acquisition on April 3, 2006, the Company assumed $250 million of Jorgensen's senior secured indentures that become due in 2012. The first call date is June 1, 2007. The indentures include a change of control provision that allowed the noteholders to put their notes to Reliance at 101% of the face value. A total of $5,000 was tendered and paid on May 15, 2006.
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 150 locations in 36 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.

    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle
             Investor Relations
             713-610-9937
             213-576-2428
             kfeazle@rsac.com
             investor@rsac.com